Exhibit 99.1

PREIT CONTACT:

Heather Crowell

EVP, Strategy and Communications

(215) 316-6271

heather.crowell@preit.com

PREIT Provides Liquidity and Business Update

Company Secures One-Month Extension and Flexibility for $25 Million Expansion of Liquidity Facility

Discussions Ongoing Regarding Comprehensive Financial Restructuring

Cash Receipts Total 108% of Monthly Billing for September, Marking Continued Resolution of Outstanding Receivables

PHILADELPHIA – October 1, 2020 – PREIT (NYSE: PEI), a leading operator of diverse retail and experiential destinations, today provided a business update on key initiatives underway to revitalize the Company’s portfolio and improve its financial performance and balance sheet liquidity.

The Company also announced that it has secured a one-month extension and obtained the flexibility for a $25 million expansion of its Liquidity Facility. The expansion, if it occurs, is subject to additional conditions. PREIT continues to focus on managing costs and is taking prudent steps to increase liquidity and preserve financial flexibility, while working toward a comprehensive financial restructuring to strengthen the Company’s balance sheet and position it for long-term success.

“PREIT continues to take action to enhance the financial and operational health of the business as we navigate the challenging environment of retail disruption caused by the COVID-19 pandemic,” said Joseph F. Coradino, CEO of PREIT. “We are encouraged by the progress we are making across our portfolio, as evidenced by increasing rent collections, as well as increasing customer traffic. We are also pleased that, through our ongoing discussions with our lenders, we have reached a short-term agreement to extend our covenant relief period and now have flexibility to expand our liquidity facility. This agreement reflects the collaborative discussions we have had to date, and we expect to continue to engage constructively with our bank lenders. We remain fully committed to serving our customers and communities, while prioritizing the safety of our teams who are working with exceptional dedication.”

Collections:

The Company continues to make progress in collecting COVID-period rents. As of September 30, 2020, PREIT had cash receipts representing 67% of billed Q2 and Q3 2020 rents. Specifically, the Company’s cash receipts to date represent approximately 99% of Q3 rents, including payments toward prior months.

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Occupancy and Tenant Re-Openings:

The Company’s portfolio is fully operational and substantially re-occupied, with 4% of tenants failing to re-open following the pandemic-related closures (inclusive of tenants that filed for bankruptcy protection in the aftermath). Following re-opening, 163,000 square feet of new tenants have opened for business in the same store portfolio and 82,000 opened at Fashion District.

Traffic and Community Building:

As the weather turns colder, many of PREIT’s properties are reporting traffic growth. For the week ended September 20th, traffic in the Company’s core comparable portfolio grew by nearly 7% compared to the prior week. For the month of September, traffic across the core comparable portfolio registered 74% of September 2019, an improvement of over 1,000 basis points over August’s comparison to 2019. The Company also continues to engage customers with community-building events. During the July through October period, 50 community events have been, or are being, hosted throughout the portfolio including outdoor entertainment events involving movies and concerts, drive through food truck festivals, job fairs and more. PREIT continues to work creatively with tenants across the portfolio to further engage customers and drive traffic across the portfolio.

About PREIT

PREIT (NYSE:PEI) is a publicly traded real estate investment trust that owns and manages innovative properties at the forefront of shaping consumer experiences through the built environment. PREIT’s robust portfolio of carefully curated retail and lifestyle offerings mixed with destination dining and entertainment experiences are located primarily in densely-populated, high barrier-to-entry markets with tremendous opportunity to create vibrant multi-use destinations. Additional information is available at www.preit.com or on Twitter or LinkedIn.

Forward Looking Statements

This press release contains certain forward-looking statements that can be identified by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “project,” “intend,” “may” or similar expressions. Forward-looking statements relate to expectations, beliefs, projections, future plans, strategies, anticipated events, trends and other matters that are not historical facts. These forward-looking statements reflect our current views about future events, achievements or results and are subject to risks, uncertainties and changes in circumstances that might cause future events, achievements or results to differ materially from those expressed or implied by the forward-looking statements. In particular, our business might be materially and adversely affected by changes in the retail and real estate industries, including consolidation and store closings, particularly among anchor tenants; current economic conditions, including the impact of the COVID-19 pandemic and the steps taken by governmental authorities and other third parties to reduce its spread, and the corresponding effects on tenant business performance, prospects, solvency and leasing decisions; our inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise; our ability to maintain and increase property occupancy, sales and rental rates; increases in operating costs that cannot be passed on to tenants; the effects of online shopping and other uses of technology on our retail tenants; risks related to our development and redevelopment activities, including delays, cost overruns and our inability to reach projected occupancy or rental rates; acts of violence at malls, including our properties, or at other similar spaces, and the potential effect on traffic and sales; our ability to sell properties that we seek to dispose of or our ability to obtain prices we seek; our substantial debt and the liquidation preference of our preferred shares and our high leverage ratio and our ability to remain in compliance with our financial covenants under our debt facilities; our ability to refinance our existing indebtedness when it matures, on favorable terms or at all; our ability to raise capital, including through sales of properties or interests in properties and through the issuance of equity or equity-related securities if market conditions are favorable; and potential dilution from any capital raising transactions or other equity issuances.

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Additional factors that might cause future events, achievements or results to differ materially from those expressed or implied by our forward-looking statements include those discussed herein, and in the sections entitled “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019 and in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020. We do not intend to update or revise any forward-looking statements to reflect new information, future events or otherwise.

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